EXHIBIT 10.3


                              SEPARATION AGREEMENT
                              AND GENERAL RELEASE

         This Separation Agreement and General Release ("Agreement") is entered into as of this 1st day of December, 2004, by and between Louis Mancini ("Executive"), General Nutrition Centers, Inc., a Delaware corporation (the "Company") and GNC Corporation, a Delaware corporation ("GNC" and, together with Executive and the Company, the "Parties").

                                    RECITALS

         WHEREAS, Executive has been employed by the Company as President and Chief Executive Officer of the Company pursuant to the Employment Agreement, dated December 25, 2003, as amended through September 27, 2004 (the "Employment Agreement"); and

         WHEREAS, Executive and the Company have agreed to terminate Executive's employment with the Company effective November 30, 2004, and, in connection with such termination, settle any and all related agreements between the Parties and their affiliates in the manner set forth herein.

         NOW THEREFORE, in consideration of the promises and mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, the Parties agree and promise as follows:

1. TERMINATION. Pursuant to this Agreement, Executive's employment with Company is terminated effective as of November 30, 2004 (the "Separation Date"). To the extent not already effected, Executive hereby resigns all of his director, officer and other positions with the Company and each its affiliates, effective as of the Separation Date.

2.       PAYMENT OF ACCRUED BUT UNPAID BENEFITS.

         (a) As soon as practicable following the Separation Date, the Company shall pay to Executive an amount equal to the sum of
                  (i) Executive's accrued but unpaid salary through the Separation Date, (ii) Executive's accrued but unpaid vacation pay determined as of the Separation Date, and (iii) any unpaid expense reimbursements due to Executive (subject, however, to Executive's obligation to provide adequate documentation of such expenses in the normal course).

         (b) With respect to any benefits or rights that Executive has accrued or earned under any of the Company's employee benefit plans, Executive shall be entitled to such benefits pursuant to the terms of such plans.

3.       SETTLEMENT OF OPTIONS AND OTHER EQUITY BASED AWARDS.

         (a) Executive acknowledges (i) that Schedule 1 sets forth a correct and accurate detail of all options to purchase GNC's or any of its affiliates' common stock and any other equity based compensatory awards with respect to GNC's or any of its affiliates' common stock (including information regarding the vesting, exercisability and expiration term of such options and awards) as of the Separation Date, (ii) that any such unvested options and awards shall immediately expire and be forfeited as of the Separation Date pursuant to their terms; and (iii) that any such vested options and awards shall expire pursuant to their terms.

         (b) The Executive acknowledges that GNC and Executive entered into Stock Subscription Agreement, dated December 5, 2003, pursuant to which Executive purchased 100,000 shares of GNC's common stock (the "Purchased Shares") and that pursuant to
                  Section 4.3(c)(vi) of the Employment Agreement, for the one hundred eighty (180)-day period following the Separation Date, the Company (or its designee) has the right to purchase from Executive and Executive has agreed to sell to the Company (or its designee) any or all of such Purchased Shares for an amount equal to the product of (x) the per share current fair market value of a share of GNC common stock (as determined by the Board of Directors of the Company (the "Board") in good faith) and (y) the number of shares so purchased (the "Share Repurchase Option").

         (c) By this Agreement, GNC (as the Company's designee) hereby exercises its Share Repurchase Option with respect to all of the Purchased Shares at a repurchase price equal to $6.00 per share (which Executive acknowledges is the fair market value of GNC's common stock as of the date hereof and hereby waives his right to request that the Board obtain a fairness opinion), effective as of the first day following the Separation Date, which amount shall be payable as soon as practicable following the date hereof as follows:

                  (i)      $371,213.11 ($600,000 - (ii) $228,786.89) shall be
                           paid by the Company in cash to Executive;

                  (ii)     $228,786.89 ($225,000 + accrued interest of
                           $3,786.89) which is the amount payable by Executive as of the Separation Date to GNC Lenders, LLC, a Delaware limited liability company ("GNC Lenders"), under the terms of the Full Recourse Secured Promissory Note and Security Agreement, dated December 5, 2003 (the "Promissory Note"), shall be paid by the Company by wire transfer of same-day funds to an account(s) designated by GNC Lenders in repayment of all amounts due and owing from Executive to GNC Lenders.

4.       TERMINATION BENEFITS.

(a) In consideration of Executive's release of claims and Executive's other covenants and agreements contained herein and provided that Executive has not exercised any revocation rights as provided in
         Section 6 below,

                  (i) the Company shall pay Executive an amount equal to $568,750, which represents Executive's base salary for the period December 1, 2004 through December 31, 2005, which amount shall be payable in accordance with the Company's payroll system in the same manner and at the same time as though Executive remained employed by the Company (the "Salary Continuation") and

                  (ii) unless prohibited by law or, with respect to any insured benefit, the terms of the applicable insurance contract, through December 31, 2005, Executive shall be permitted

                           (1) to continue to participate in, and be covered under, the Company's group life, disability, sickness, accident and health insurance programs on the same basis as other executives of the Company and

                           (2) to continue to be entitled to the perquisites provided from time to time to similarly situated officers during the term of this Agreement under the Perquisite Policy for Senior Executives as such policy may be amended by the Board of Directors of the Company from time to time (the "Benefits Continuation").

         (b) In addition, provided that Executive has not exercised any revocation rights as provided in Section 6 below, the Company shall pay to Executive a prorated share of his fiscal year 2004 annual bonus, if any, that Executive would have been entitled to receive had he been employed by the Company through December 31, 2004, provided that bonus targets are met for fiscal year 2004. This bonus shall be payable in full within forty-five (45) days following the determination of the amount thereof and in accordance with the Company's normal payroll practices and procedures (the "Pro Rated Bonus" and, together with the Salary Continuation and the Benefits Continuation, the "Termination Benefits").

         (c) Except as set forth in this Agreement and with respect to any vested benefits or rights under any of the Company's "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), Executive acknowledges and agrees that he is not entitled to receive any other compensation or benefits of any sort including, without limitation, salary, vacation, bonuses, annual incentives, stock options, short-term or long-term disability benefits, or health care coverage (except as provided under applicable state or federal law) from the Company, its affiliates, or their respective partners, principals, officers, directors, stockholders, managers, employees, agents, representatives, or insurance companies, or their respective predecessors, successors or assigns at any time.

5.       COMPLETE RELEASE.

         (a) Executive irrevocably and unconditionally releases, waives and discharges all Claims (as defined in Section 5(b) below) that Executive may now have against any of the Released Parties (as defined herein) as of the date hereof, except that Executive is not releasing (i) any Claim that relates to Executive's right to enforce this Agreement, (ii) any charge, claim or action based upon rights that may arise, in the future, after Executive executes this Agreement, under the Age Discrimination in Employment Act of 1967, as amended by the Older Workers Benefit Protection Act ("ADEA"), or (iii) any Claim for the failure of the Company to provide to Executive any vested benefits or right under any of its "employee benefit plans" (if any) in which Executive is vested. For purposes of this Agreement, the "Released Parties" are the Company and all related and affiliated entities (including corporations, limited liability companies, partnerships, and joint ventures) and, with respect to each of the Company and its affiliated entities, each of their respective predecessors and successors, past, present and future employees, officers, directors, stockholders, owners, partners, members, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under, or in concert with any of the foregoing identified Released Parties.

         (b) Subject only to the exceptions noted in Section 5(a) above, Executive is voluntarily releasing all claims, promises, causes of action, or similar rights of any type that Executive may have, whether known or unknown, unforeseen, unanticipated, unsuspected or latent ("Claims"), with respect to any Released Party. This release specifically extends to, without limitation, claims or causes of action for wrongful termination, failure by the Company to provide notice of termination pursuant to the Employment Agreement, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of any collective bargaining agreement, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the Pennsylvania constitution, the United States Constitution, and applicable state and federal fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the National Labor Relations Act, as amended, the Labor-Management Relations Act, as amended, the Worker Retraining and Notification Act of 1988, as amended, the Americans with Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, ERISA, and the Age Discrimination in Employment Act of 1967, as amended.

         (c) Executive understands that Executive is releasing Claims of which Executive may not be aware. This is Executive's knowing and voluntary intent, even though Executive recognizes that someday Executive might learn that some or all of the facts that Executive currently believes to be true are untrue and even though Executive might then regret having signed this Agreement. Nevertheless, Executive is assuming that risk and Executive agrees that this Agreement shall remain effective in all respects in any such case. It is further understood and agreed that Executive is waiving all rights under any statute or common law principle which otherwise limits application of a general release to claims which the releasing party does not know or suspect to exist in his favor at the time of signing the release which, if known by him, would have materially affected his settlement with the party being released/releasee. Executive understands the significance of doing so.

         (d) Neither Executive nor his heirs, agents, representatives or attorneys have filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim that Executive is releasing in this Agreement. Except as prohibited by law or public policy, Executive promises never (i) to file or prosecute a lawsuit or complaint based on the Claims released by Executive in this Agreement, or (ii) to seek any damages, remedies, or other relief for Executive personally (any right to which Executive hereby waives) by filing or prosecuting a claim or charge with any administrative, judicial, or other governmental body, or in any arbitration proceeding with respect to any Claim released by Executive in this Agreement. Executive promises to request any governmental body or arbitration tribunal assuming jurisdiction of any such lawsuit, complaint, or charge to withdraw from the matter or dismiss the matter against any and all Released Parties with prejudice against Executive. Executive has not assigned or transferred any Claim that Executive is releasing, nor has Executive purported to do so.

6. REVIEW AND REVOCATION PERIOD. Executive acknowledges that: (i) the consideration provided pursuant to this Agreement is in addition to any consideration that he would otherwise be entitled to receive; (ii) he has been provided a full and ample opportunity to review this Agreement, including a period of at least twenty-one (21) days within which to consider it; (iii) to the extent that Executive takes less than twenty-one (21) days to consider this Agreement prior to execution, he acknowledges that he had sufficient time to consider this Agreement with counsel and that he expressly, voluntarily and knowingly waives any additional time; and (iv) Executive is aware of his right to revoke this Agreement at any time within the seven (7) day period following the date on which he signs the Agreement and that the Agreement shall not become effective or enforceable until the seven (7) day revocation period expires (the "Revocation Expiration Date"). Any such revocation must be in writing, must specifically revoke this Agreement, and must be received by the Chairman of the Board of Directors of GNC no later than 5:00 p.m. Pacific Standard Time on the Revocation Expiration Date. Executive further understands that he shall relinquish any right he has to the benefits set forth in
         Section 2a. above if he exercises his right to revoke it.

7. RETURN OF THE COMPANY'S DOCUMENTS AND PROPERTY. Executive agrees to return all records, documents, proposals, notes, lists, files, and any and all other materials including, without limitation, computerized and/or electronic information that refers, relates or otherwise pertains to the Company, its affiliates, and/or their respective partners, principals, officers, directors, stockholders, managers, employees, agents, representatives, or insurance companies, or their respective predecessors, successors or assigns at any time. In addition, Executive shall return to the Company all property or equipment that he has been issued during the course of his employment or which he otherwise currently possesses. At Executive's expense, Executive shall deliver to the Company at its main offices on or before the date hereof all of the Company's records, documents, proposals, notes, lists, files and materials and property and equipment that are in his possession. Executive is not authorized to retain any copies of any such records, documents, proposals, notes, lists, files or materials. Nor is he authorized to retain any other of the Company's or its affiliates' property or equipment.

8. Confidentiality/Intellectual Property. Executive acknowledges and agrees that he is subject to the terms and conditions of the Confidentiality/Intellectual Property provisions set forth in Section
         5.1 of the Employment Agreement and agrees to continue to be bound by those terms and conditions in accordance therewith.

9. NONCOMPETITION; NONSOLICITATION. Executive acknowledges and agrees that he is subject to the terms and conditions of the Noncompetition and Nonsolicitation provisions contained in Section 5.2 of the Employment Agreement and agrees to continue to be bound by those terms and conditions in accordance therewith. Provided that Executive remains in compliance with Section 5.2 of the Employment Agreement, Executive shall be permitted to contact those corporations, partnerships, limited liability companies or persons that are not covered by Section 5.2 of the Employment Agreement without Executive or any of such entity's breaching any agreement with the Company and GNC.

10. COOPERATION BY EXECUTIVE. For the period commencing on the Separation Date and ending on December 31, 2005, Executive will cooperate in all reasonable respects with the Company and its affiliates in connection with any and all existing or future litigation, actions or proceedings (whether civil, criminal, administrative, regulatory or otherwise) brought by or against the Company or any of its affiliates, to the extent the Company reasonably deems Executive's cooperation necessary. Executive shall be reimbursed for all reasonable out-of-pocket expenses incurred by him as a result of such cooperation.

11. NON-ADMISSION OF LIABILITY. Nothing in this Agreement shall be construed as an admission of liability by Executive or the Released Parties; rather, Executive and the Released Parties are resolving all matters arising out of their employer-employee relationship and all other relationships between Executive and the Released Parties, as to which the Released Parties and Executive each deny any liability.

12. CONFIDENTIALITY. Executive covenants and agrees that neither he nor his attorneys or representatives shall reveal to anyone, except Executive's spouse, accountants for income tax and audit purposes, and attorneys for purposes of the enforcement of this Agreement, any of the terms of this Agreement, except as may be mutually agreed upon in writing or otherwise required by law or court order.

13. Arbitration. Except as is necessary for any of the Released Parties or Executive to enforce its or his rights under this Agreement through injunctive relief or specific performance, the Parties agree that any disputes based upon, relating to, or arising out of this Agreement, and/or Executive's employment relationship with the Company and the termination of that relationship, shall be submitted to binding arbitration pursuant to the terms of Section 6.1 of the Employment Agreement.

14. BINDING EFFECT. This Agreement shall be binding and inure to the benefit of the Parties and their respective heirs, administrators, representatives, executors, successors and assigns.

15. SEVERABILITY. While the provisions contained in this Agreement are considered by the Parties to be reasonable in all circumstances, it is recognized that some provisions may fail for technical reasons. Accordingly, it is hereby agreed and declared that if any one or more of such provisions shall, either by itself or themselves or taken with others, be adjudged to be invalid as exceeding what is reasonable in all circumstances for the protection of the interests of the Company, but would be valid if any particular restrictions or provisions were deleted or restricted or limited in a particular manner, then said provisions shall apply with any such deletions, restrictions, limitations, reductions, curtailments, or modifications as may be necessary to make them valid and effective, and the remaining provisions shall be unaffected thereby.

16. ENTIRE AGREEMENT; MODIFICATION. This Agreement constitutes the entire understanding among the Parties with respect to the matters set forth herein and may not be modified without the express written consent of the Parties; provided, however, in the event the Company subsequently determines that Executive's employment could have been terminated pursuant to Section 4.4(a) of the Employment Agreement, the Company, without limiting any other recourse it may pursue, shall have the right to terminate its obligations to make further payments pursuant to this Agreement. This Agreement supersedes all prior written and/or oral and all contemporaneous oral agreements, understandings and negotiations regarding the subject matter hereof.

17. INTERPRETATION; GOVERNING LAW. This Agreement shall be construed as a whole according to its fair meaning and shall not be construed strictly for or against either Party. Any uncertainty or ambiguity shall not be construed against the drafter. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Agreement. This Agreement shall be governed by and construed and enforced pursuant to the laws of the State of New York applicable to contracts made and entirely to be performed therein without regard to rules relating to conflicts of law.

18. VOLUNTARY AGREEMENT; NO INDUCEMENTS. Each Party to this Agreement acknowledges and represents that he or it (a) has fully and carefully read this Agreement prior to signing it, (b) has been, or has had the opportunity to be, advised by independent legal counsel of his or its own choice as to the legal effect and meaning of each of the terms and conditions of this Agreement, and (c) is signing and entering into this Agreement as a free and voluntary act without duress or undue pressure or influence of any kind or nature whatsoever and has not relied on any promises, representations or warranties regarding the subject matter hereof other than as set forth in this Agreement.

19. WITHHOLDING. Any payments provided for under this Agreement shall be paid net of any applicable withholding required under federal, state or local law and any additional withholding to which the Executive has agreed.

         IN WITNESS WHEREOF, the Parties have set their hand as of the date first written above.



EXECUTIVE


 /s/ Louis Mancini
-------------------------------------
Louis Mancini





GENERAL NUTRITION CENTERS, INC.



By:   /s/ Robert DiNicola
     --------------------------------
Its: --------------------------------



GNC CORPORATION



By:   /s/ Robert DiNicola
     ---------------------------------
Its: ---------------------------------

                                   SCHEDULE 1



                OPTIONS                                       VESTED

         Original Grant 443,000                                 0